Exhibit 10.1

NONCOMPETE AGREEMENT

This Agreement is entered into this 26th day of April, 2005 by and between Thomas W. Kitchin (“Executive”) and Jameson Inns, Inc. (“Company”).

WHEREAS, Executive is employed by the Company as Company’s Chief Executive Officer and serves as Chairman of the Board of Directors of the Company; and

WHEREAS, pursuant to the terms and conditions of that certain Stipulation of Settlement entered into in connection with the settlement of the lawsuit captioned “Tammy Newman v. Thomas W. Kitchin, et al.,” filed in Superior Court, DeKalb County, Georgia, Executive agreed to enter into a non-competition agreement with the Company; and

WHEREAS, the independent directors of the Company believe it is in the best interests of the Company to enter into this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

(a) During the term of Executive’s employment with Company (the “Employment Period”), Executive shall not (except on behalf of or with the prior written consent of Company) within the “Area” (as defined below) either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, engage in, or provide services as a chief executive officer or other senior management function, whether as an employee, outside advisor or independent consultant for, any Competing Business (as defined below). “Area” means Iowa, Illinois, Indiana, Ohio, Kentucky, Virginia, Tennessee, North Carolina, South Carolina, Georgia, Alabama, Louisiana, Mississippi and Florida, which Executive acknowledges and agrees are the states in which the Company now operates and over which Executive will have authority and/or control during the Employment Period; provided, however, that should the Area change at any time during the Agreement Term, Executive hereby agrees to execute an amendment to this Agreement that redefines the term “Area” consistent with the new or modified geographic scope of the Business of the Company (as defined below). For purposes of this Agreement, “Competing Business” means any organization of whatever form engaged, either directly or indirectly, in any business or enterprise which is the same as, or substantially the same as, the Business of the Company, and “Business of the Company” means owning and operating limited service hotel or motel properties.

(b) Executive agrees that during the term of his employment he shall not enter into any business venture or opportunity that is the same or substantially similar to the Business of the Company without first disclosing and offering the business venture or opportunity to Company and obtaining a decision by the majority of the independent directors that the Company is unable to take advantage of or has no interest in the venture or opportunity and that Mr. Kitchin’s pursuit of the venture or opportunity will not adversely affect the Company and will not interfere with the performance of his duties to the Company.

(c) Notwithstanding the foregoing provisions of this Agreement, Executive shall be entitled to make passive minority investments in publicly-held companies in the lodging industry.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first written above.

EXECUTIVE: THOMAS W. KITCHIN

/s/ Thomas W. Kitchin
Thomas W. Kitchin

COMPANY: JAMESON INNS, INC.

By:	/s/ Steven A. Curlee
Steven A. Curlee, Vice President-Legal